Exhibit 99.1

For Immediate Release: July 5, 2006

OCCIDENTAL RECLASSES ECUADOR AS DISCONTINUED OPERATIONS AND
GIVES GUIDANCE FOR THE SECOND QUARTER EARNINGS

LOS ANGELES -- The recent seizure of Occidental's Block 15 investment in Ecuador will result in Occidental recording in the second quarter of 2006 a net year-to-date after-tax charge of $306 million, ($0.71 per share) in discontinued operations. This charge will cause first quarter 2006 diluted earnings per share from continuing operations to change to $2.67 per share from the previous disclosure of $2.83 per share. Occidental expects second quarter 2006 diluted earnings per share from continuing operations to be between $2.70 and $2.80 per share.

On May 15, 2006, Ecuador's Minister of Energy terminated Occidental's contract for the operation of Block 15, which comprises all its oil producing operations in the country, and the Government of Ecuador seized Occidental's Block 15 assets shortly thereafter. The process resulting in this action began more than two years ago shortly after Occidental prevailed, by unanimous decision of an international arbitration panel, in a legal dispute over tax refunds that the Government of Ecuador wrongfully withheld from Occidental. The panel's decision was subsequently upheld by a London court.

As a result of the seizure, Occidental has classified its Block 15 operations as discontinued operations. In the second quarter of 2006, Occidental will record a net year-to-date after-tax charge of $306 million, ($0.71 per share) in discontinued operations. This discontinued operations amount comprises after-tax charges for the write-off of the investment in Ecuador, as well as ship or pay obligations entered into with OCP Pipeline to ship oil produced at Block 15, partially offset by $109 million net of tax income from operations in the first five months of 2006.

Following is a reconciliation of the first quarter 2006 net income, diluted earnings per share and worldwide daily net production after retrospective application.

	Previous Disclosure ==========	Ecuador Reclass =======	Retrospective Application =============
(Amounts in $ millions)
Income from
continuing operations	$ 1,216	$ (65)	$ 1,151
Discontinued operations, net	13	65	78
	-------	-------	-------
Net income	$ 1,229	$ 0	$ 1,229
	=======	=======	=======
Diluted Earnings per Share
Income from
continuing operations	$ 2.83	$ (0.16)	$ 2.67
Discontinued operations, net	0.03	0.16	0.19
	-------	-------	-------
	$ 2.86	$ 0.00	$ 2.86
	=======	=======	=======
Net production per day (MBOE)	636	(44)	592

Occidental will report its Block 15 results for current and prior periods as discontinued operations in its statements of income and cash flows in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Balance sheet amounts will be reclassified to assets of discontinued operations and liabilities of discontinued operations. Oil & Gas disclosures will be adjusted to exclude the Ecuadorian operations. Retrospective applications of reported income, core income and oil & gas net production per day for the total years 2002 through 2005 and the quarterly periods of 2005 and 2006 are available in pdf format by clicking here: http://www.oxy.com/publications/070306/retrospectiveApplication.pdf

On May 17, 2006, Occidental filed an arbitration claim against the Government of Ecuador, seeking redress for illegal confiscation of Occidental’s Block 15 operations in Ecuador. The company filed its claim with the International Centre for Settlement of Investment Disputes in Washington DC, invoking the protections of the US-Ecuador Bilateral Investment Treaty. Occidental requested that the arbitration panel order interim relief by restoring its rights in Ecuador and preventing Ecuador from replacing Occidental with another third party operator in Block 15 until its claims can be decided, a process that could take well over a year.

Forward-Looking Statements

Statements in this release that contain words such as "will," "expect" or "estimate," or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. You should not place undue reliance on these forward-looking statements which speak only as of the date of this release. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. U.S. investors are urged to consider carefully the disclosure in Occidental’s Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

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Contacts:	Lawrence P. Meriage (media)
310-443-6562
Kenneth J. Huffman (investors)
212-603-8183
On the Web: www.oxy.com

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